Exhibit 5.1

Client: 67293-00257

March 13, 2018

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Financial Corporation—Dividend Reinvestment and Stock Purchase Plan

Registration Statement on S-3 (Registration No. 333-223608)

Ladies and Gentlemen:

We have acted as counsel to Capital One Financial Corporation, a Delaware corporation (the “Company”) in connection with: (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, dated March 12, 2018, file no. 333-223608 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) on March 13, 2018 for the registration of the Company’s debt securities, preferred stock, depositary shares, common stock, purchase contracts and units; (ii) the prospectus included therein; and (iii) the prospectus supplement, dated March 13, 2018, filed with the Commission on March 13, 2018 pursuant to Rule 424(b) of the Securities Act (“the Prospectus Supplement”) in connection with the offering by the Company of 7,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to its Dividend Reinvestment and Stock Purchase Plan.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefore, will be legally issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than to the extent relevant for our opinions herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

Capital One Financial Corporation

March 13, 2018

We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K, and we further consent to the use of our name under the caption “Certain Legal Matters” in the Registration Statement, and under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP